Exhibit 99.1

For Release:	Immediately

Contact:	Media – Christopher M. Farage – Vice President, Communications & External Affairs cfarage@parker.com	216/896-2750

	Financial Analysts – Pamela Huggins, Vice President – Treasurer phuggins@parker.com	216/896-2240

Stock Symbol: PH – NYSE

Parker Reports Fiscal 2010 Third Quarter Results and Raises Guidance for the Year

•	Operating margins drive a significant year-over-year increase in earnings

•	Cash flow remains strong

•	Recovery in demand reflected in increased order rates

CLEVELAND, April 20, 2010 – Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2010 third quarter ending March 31, 2010. Fiscal 2010 third quarter sales were $2.6 billion, an increase of 11.0 percent compared with the second quarter of fiscal 2010 and an increase of 11.5 percent from $2.3 billion in the third quarter a year ago. Fiscal 2010 third quarter net income was $153.9 million, an increase of 47.2 percent compared with the second quarter of fiscal 2010 and an increase of 188.0 percent compared with $53.4 million in the third quarter of fiscal 2009. Fiscal 2010 third quarter earnings per diluted share were $0.94, an increase of 46.9 percent from the second quarter of fiscal 2010 and an increase of 183.4 percent compared with $0.33 in the third quarter a year ago. Cash flow from operations for the first nine months of fiscal 2010 was $841.4 million, or 11.7 percent of sales, compared with $716.1 million, or 8.8 percent of sales in the same prior year period.

“It is very encouraging to see that performance continues to trend in the right direction with sequential improvements in sales and earnings for the third consecutive quarter, as well as a year-over-year increase in sales and earnings,” said Chairman, CEO and President Don Washkewicz. “Year-over-year organic sales in the quarter increased 7.9 percent and currency translation positively impacted sales by 3.6 percent. The company’s continuing actions to restructure operations and control costs are yielding strong results in this recovering economy. Segment operating margins were 11.8 percent for the quarter, while incremental marginal return on sales, reflecting the change in operating profit as a percentage of the change in sales, was 51.6 percent this quarter. Year-to-date operating cash flow as a percentage of sales was well above our 10 percent target and this was after a $100 million discretionary contribution to the company’s pension plan.

“Order levels are improving across most of our markets and regions, which give us confidence that the global economic recovery is sustainable. Current demand levels will support continued positive financial performance for the remainder of the fiscal year. The company will continue to focus on driving margin performance, generating strong cash flow and serving our customers globally.”

Segment Results

In the Industrial North America segment, third quarter sales increased 11.9 percent to $958.6 million, and operating income increased 82.8 percent to $133.6 million, compared with the same period a year ago.

In the Industrial International segment, third quarter sales increased 18.9 percent to $995.2 million, and operating income increased 185.6 percent to $109.3 million compared with the same period a year ago.

In the Aerospace segment, third quarter sales declined 6.4 percent to $449.2 million, and operating income declined 24.2 percent to $49.8 million, compared with the same period a year ago. Aerospace results were primarily impacted by lower commercial MRO sales and continued weakness in the business and regional aircraft markets.

In the Climate & Industrial Controls segment, third quarter sales increased 23.9 percent to $211.8 million, and operating income increased 321.2 percent to $16.3 million, compared with the same period a year ago.

Orders

Parker reported an increase of 23 percent in total orders for the quarter ending March 31, 2010, compared with the same quarter a year ago. The company reported the following orders by operating segment:

•	Orders increased 30 percent in the Industrial North America segment, compared with the same quarter a year ago.

•	Orders increased 42 percent in the Industrial International segment, compared with the same quarter a year ago.

•	Orders declined 22 percent in the Aerospace segment on a rolling 12-month average basis.

•	Orders increased 38 percent in the Climate and Industrial Controls segment, compared with the same quarter a year ago.

Outlook

For fiscal 2010, the company increased its guidance for earnings from continuing operations to the range of $2.95 to $3.15 per diluted share.

Washkewicz added, “We anticipate closing the year strongly and look forward to a more stable environment in the next fiscal year. Reflecting on performance during the deepest global recession since the great depression of the 1930’s, I am extremely proud of Parker Hannifin employees around the world. Not only did their dedication to our Win Strategy help prepare us for the downturn, but their decisive actions to manage through the recession and emerge even stronger are a credit to their tenacity and focus. Thanks to the strong cash flow our employees have helped generate, we were able to voluntarily allocate $100 million to their pension fund assets this quarter. We also have been effective in raising margin performance at the bottom of each of the last three recessions. Looking ahead to the coming years, our employees have a renewed focus on targeting new heights for financial performance and growth as the global economic recovery unfolds. Reflecting confidence in our outlook, last week our Board approved an increase in our dividend for the 54th consecutive fiscal year.”

NOTICE OF CONFERENCE CALL: Parker Hannifin’s conference call and slide presentation to discuss its fiscal 2010 third quarter results are available to all interested parties via live webcast today at 9:00 a.m. ET, on the company’s investor information web site, http://www.phstock.com. To access the call, click on the “Live Webcast” link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker. A replay of the conference call will also be available at http://www.phstock.com for one year after the call.

With annual sales exceeding $10 billion in fiscal year 2009, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. The company employs approximately 52,000 people in 48 countries around the world. Parker has increased its annual dividends paid to shareholders for 54 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company’s web site at http://www.parker.com, or its investor information web site at http://www.phstock.com.

Notes on Orders

Orders provide near-term perspective on the company’s outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly percent change in orders for the Industrial North America, Industrial International, and Climate and Industrial Controls segments, and the year-over-year 12-month rolling average of orders for the Aerospace segment.

Forward-Looking Statements

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company and individual segments may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company’s ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment results. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments, disputes regarding contract terms or significant changes in financial condition; uncertainties surrounding timing, successful completion or integration of acquisitions; ability to realize anticipated cost savings from business realignment actions; threats associated with and efforts to combat terrorism; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; competitive market conditions and resulting effects on sales and pricing; increases in raw material costs that cannot be recovered in product pricing; the company’s ability to manage costs related to insurance and employee retirement and health care benefits; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.

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PARKER HANNIFIN CORPORATION – MARCH 31, 2010

CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands except per share amounts)	2010	2009	2010	2009
Net sales	$2,614,823	$2,344,713	$7,206,696	$8,098,057
Cost of sales	2,062,451	1,908,607	5,732,877	6,367,279

Gross profit	552,372	436,106	1,473,819	1,730,778
Selling, general and administrative expenses	316,069	317,992	927,752	987,858
Interest expense	25,951	28,393	76,703	86,796
Other expense, net	3,959	27,453	6,707	36,235

Income before income taxes	206,393	62,268	462,657	619,889
Income taxes	52,013	9,113	129,344	158,138

Net income	154,380	53,155	333,313	461,751
Less: Noncontrolling interests	517	(267)	1,411	2,752

Net income attributable to common shareholders	$153,863	$53,422	$331,902	$458,999

Earnings per share attributable to common shareholders:
Basic earnings per share	$.96	$.33	$2.06	$2.83

Diluted earnings per share	$.94	$.33	$2.04	$2.81

Average shares outstanding during period – Basic	160,931,123	160,529,032	160,776,068	161,927,857
Average shares outstanding during period – Diluted	163,632,703	161,011,156	162,698,305	163,103,396

Cash dividends per common share	$.25	$.25	$.75	$.75

BUSINESS SEGMENT INFORMATION BY INDUSTRY
(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
(Dollars in thousands)	2010	2009	2010	2009
Net sales
Industrial:
North America	$958,594	$857,032	$2,588,887	$2,957,149
International	995,186	836,778	2,777,493	3,102,711
Aerospace	449,247	480,024	1,266,654	1,432,164
Climate & Industrial Controls	211,796	170,879	573,662	606,033

Total	$2,614,823	$2,344,713	$7,206,696	$8,098,057

Segment operating income
Industrial:
North America	$133,598	$73,089	$324,204	$341,190
International	109,335	38,281	253,794	356,355
Aerospace	49,778	65,664	143,950	203,470
Climate & Industrial Controls	16,298	(7,369)	32,939	(4,684)

Total segment operating income	309,009	169,665	754,887	896,331
Corporate general and administrative expenses	41,280	40,366	99,054	123,112

Income from operations before interest expense and other	267,729	129,299	655,833	773,219
Interest expense	25,951	28,393	76,703	86,796
Other expense	35,385	38,638	116,473	66,534

Income before income taxes	$206,393	$62,268	$462,657	$619,889

PARKER HANNIFIN CORPORATION – MARCH 31, 2010

CONSOLIDATED BALANCE SHEET

(Unaudited)

	March 31,
(Dollars in thousands)	2010	2009
Assets
Current assets:
Cash and cash equivalents	$380,561	$166,548
Accounts receivable, net	1,563,150	1,532,232
Inventories	1,196,558	1,335,186
Prepaid expenses	90,153	151,500
Deferred income taxes	123,906	125,998

Total current assets	3,354,328	3,311,464
Plant and equipment, net	1,782,426	1,828,520
Goodwill	2,882,709	2,808,724
Intangible assets, net	1,207,440	1,242,330
Other assets	631,345	376,472

Total assets	$9,858,248	$9,567,510

Liabilities and shareholders’ equity
Current liabilities:
Notes payable	$366,684	$747,859
Accounts payable	785,244	658,775
Accrued liabilities	748,955	771,913
Accrued domestic and foreign taxes	171,092	127,982

Total current liabilities	2,071,975	2,306,529
Long-term debt	1,535,905	1,849,286
Pensions and other postretirement benefits	1,151,046	459,004
Deferred income taxes	177,512	202,242
Other liabilities	226,266	209,619
Shareholders’ equity	4,609,629	4,457,563
Noncontrolling interests	85,915	83,267

Total liabilities and equity	$9,858,248	$9,567,510

CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Nine Months Ended March 31,
(Dollars in thousands)	2010	2009
Cash flows from operating activities:
Net income	$333,313	$461,751
Depreciation and amortization	278,015	264,337
Share incentive plan compensation	48,145	35,286
Net change in receivables, inventories, and trade payables	61,432	245,488
Net change in other assets and liabilities	117,870	(285,469)
Other, net	2,622	(5,299)

Net cash provided by operating activities	841,397	716,094

Cash flows from investing activities:
Acquisitions (net of cash of $24,203 in 2009)	(5,451)	(720,553)
Capital expenditures	(90,862)	(226,195)
Proceeds from sale of plant and equipment	4,054	25,899
Other, net	(12,184)	2,686

Net cash (used in) investing activities	(104,443)	(918,163)

Cash flows from financing activities:
Net (payments for) common share activity	(4,178)	(437,118)
Net (payments for) proceeds from debt	(409,363)	639,728
Dividends	(120,786)	(121,458)

Net cash (used in) provided by financing activities	(534,327)	81,152

Effect of exchange rate changes on cash	(9,677)	(38,583)

Net increase (decrease) in cash and cash equivalents	192,950	(159,500)
Cash and cash equivalents at beginning of period	187,611	326,048

Cash and cash equivalents at end of period	$380,561	$166,548